Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Joe Russo
(315) 475 - 6710

____________________________________________________________________________________

JOHN H. WATT, JR. APPOINTED TO BOARD OF DIRECTORS

OF ALLIANCE FINANCIAL CORPORATION

SYRACUSE, NY, July 2, 2007 – Alliance Financial Corporation (NASDAQ: ALNC), the $1.3-billion Syracuse-headquartered independent financial holding company whose primary subsidiary is Alliance Bank, N.A., announced that Executive Vice President John H. Watt, Jr. has been appointed to the Board of Directors of both the holding company and its primary bank subsidiary.

Watt, who joined Alliance Financial Corporation in 2003, has responsibility for Alliance Bank’s Commercial Banking Sales and Service and Alliance Investment Management, and is Chief Executive Officer for Alliance Leasing, Inc.

Charles H. Spaulding, a Director and Chairman of the Board’s Governance Committee, stated that, “John Watt has played an important role in the growth and expansion of the holding company and the bank, including the 2005 acquisition of a portion of HSBC’s personal trust business, and the acquisition last year of Bridge Street Financial, Inc. and the merger of Oswego County National Bank. He is a significant contributor to the company’s overall strategic direction and will add further depth to the Board.”

With over 22 years banking and financial services experience, Watt is a graduate of Rutgers University and holds a JD from The National Law Center at George Washington University. He serves as an Advisory Board member of the private equity fund of Summer Street Capital II, LP and also sits on the Advisory Board and Investment Committee of Cephas Capital Partners LP, a mezzanine fund.